Exhibit 4.18

Supplementary Agreement for Purchase Agreement for Acquisition of

Equity Interest

In

Liaoning Sunshine Bio-Pharmaceutical Company Limited

Between

Shenyang Sunshine Pharmaceutical Company Limited

 And

Dan Lou

Exhibit 4.18

SUPPLEMENTARY AGREEMENT FOR PURCHASE AGREEMENT FOR ACQUISITION OF EQUITY INTEREST

THIS SUPPLEMENTARY AGREEMENT was entered into between the following parties in Shenyang City, Liaoning Province on February 3, 2010:

Party A: Shenyang Sunshine Pharmaceutical Company Limited

Legal Address: No. 3 A1, Road 10, Shenyang Economy & Technology Development Zone

Legal Representative: Dan Lou

Party B: Dan Lou

Identity Card Number: xxxxxx

WHEREAS,

1. Party A is a foreign invested wholly owned enterprise established and validly subsisted according to the laws of the People’s Republic of China (hereinafter the “PRC”), and signed the Equity Acquisition Agreement with regard to the acquisition of 100% equity (hereinafter referred to as “Subject Equity”) of Liaoning Sunshine Pharmaceutical Company Limited (hereinafter “Liaoning Sunshine”) with Party B on December 1, 2006; 2. Party B is a legitimate Chinese citizen and holds 100% equity of Liaoning Sunshine; 3. Liaoning Sunshine is a company with limited liability incorporated and validly subsisted according to the laws of the PRC, the business scope of which covers the sale of bio-products (including bio-pharmaceuticals), biochemical medicines, chemical preparations, antibiotics, prepared traditional Chinese medicines (efficacious before December 31, 2009) and diagnostic medicines; the sale of three types of medical equipment (excluding the disposable sterile medical equipment) (efficacious before December 31, 2009); the manufacture, sale of special nutrition food; the self-operation and agency of various commodities and technologies and their export and import (excluding those under restricted operation or prohibited to import and export by the State). Its registered capital is RMB 15 million. Party B and paid up in full; With regard to the acquisition of Subject Equity, Party A and Party B hereto reach the following Supplementary agreement: Article 1 Both parties agree that the price to purchase the Subject Equity is RMB13.5 million. Article 2 Both parties confirm that, as of the date of signing this Supplementary agreement, Party A has made payment for Subject Equity to Party B in full, and Party A does not have to perform any payment obligation with regard to the purchase of Subject Equity to Party B at any time any more. Article 3 Party B shall, pursuant to the agreement in the Equity Acquisition Agreement, make coordination in the completion of registration matters of industrial & commercial change of Subject Equity after being permitted by the laws, and shall not claim any payment obligation with regard to the transfer of Subject Equity to Party A any more.

Article 4 This Supplementary Agreement came into effect from January 1, 2009.

Article 5 Both parties agree that, after signing this Supplementary Agreement, any open terms of this Supplementary Agreement is subject to further negotiation and a supplementary agreement. Such supplementary agreement shall form an integral part of the Equity Acquisition Agreement and this Supplementary Agreement.

Exhibit 4.18

Article 6 Either party breaching any representations, warranties and commitments or any clauses in this Supplementary Agreement shall constitute a default. The defaulting party shall compensate the non-defaulting party fully and adequately.

Article 7 Any dispute over this Supplementary Agreement arisen in the performance of the same shall be settled by the Parties hereto through friendly consultation. In case the dispute cannot be settled through consultation, either party may sue at a court in the PRC with competent jurisdiction against the other party.

Article 8 The execution, validity, interpretation, performance of this Supplementary Agreement, and the settlement of disputes hereof, all are governed by the laws of the PRC.

Article 9 Without the written consent of the other party, either party shall not transfer its rights under this Supplementary Agreement. This Supplementary Agreement shall be binding on the successors and approved transferees of both parties.

Article 10 If this Supplementary Agreement is inconsistent with the Equity Acquisition Agreement, this Supplementary Agreement shall prevail, and other contents of the Equity Acquisition Agreement remain unchanged.

Article 11 This Supplementary Agreement is made in duplicate, with Party A and Party B each retaining one copy thereof, respectively. Each original shall be of the same legal validity.

IN WITNESS WHEREOF, the Parties hereof hereby formally authorize their respective representatives to sign this Supplementary Agreement as of the date and in the place first above written.

Exhibit 4.18